Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
February 3, 2016	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Increased Cash Dividend and Results for the Fourth Quarter of 2015

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, February 3, 2016) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.6 million ($0.71 per diluted share) for the quarter ended December 31, 2015, compared to $2.1 million ($0.59 per diluted share) for the fourth quarter of 2014. For the year ended December 31, 2015, Landmark reported record net earnings of $10.5 million ($2.91 per diluted share), compared to $8.0 million ($2.27 per diluted share) in 2014. Management will host a conference call to discuss these results at 10:00 a.m. (central time) on Thursday, February 4, 2016. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through March 4, 2016, by dialing (877) 344-7529 and using conference number 10079806.

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid March 2, 2016, to common stockholders of record on February 17, 2016. This represents a 10.5% increase in the Company’s cash dividend compared to the previous quarter’s cash dividend of $0.18 per share, which has been adjusted to give effect to the 5% stock dividend paid during December 2015.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to announce a 10.5% increase in our cash dividend, made possible by our record net earnings of $10.5 million during 2015, up 30.5% from $8.0 million in 2014. Fourth quarter net earnings of $2.6 million represented an increase of 23.1% from the fourth quarter of 2014. Robust activity in mortgage banking, which led to increased gains on sales of loans, and growth in net interest income were the primary drivers of the increase in net earnings in 2015. During 2015, return on average assets was 1.21% compared to 0.96% in 2014, and return on average equity increased to 13.81% in 2015 from 11.89% in 2014. Despite the uncertain economic growth and low interest rate environment, we believe that Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Fourth Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended December 31, 2015, an increase of $246,000, or 3.9%, from the fourth quarter of 2014. The increase in net interest income was primarily the result of a 2.0% increase in our average interest-earning assets, from $769.7 million in the fourth quarter of 2014 to $785.1 million in the fourth quarter of 2015. Net interest margin, on a tax equivalent basis, increased from 3.46% in the fourth quarter of 2014 to 3.54% in the fourth quarter of 2015. Landmark did not record a provision for loan losses during the fourth quarter of either 2015 or 2014.

Total non-interest income was $4.1 million in the fourth quarter of 2015, an increase of $294,000, or 7.8%, compared to the same period of 2014, primarily as a result of a $394,000 increase in gains on sales of loans. Gains on sales of loans rose primarily as a result of increased volumes of one-to-four family residential real estate loans originated and sold during the fourth quarter of 2015 compared to the same period of 2014.

Non-interest expense increased $181,000, or 2.5%, to $7.3 million for the fourth quarter of 2015 compared to the same period a year earlier. The higher non-interest expense was primarily the result of increases of $140,000 in other non-interest expense and $69,000 in professional fees between the two quarters. The increase in other non-interest expense mainly reflected the expanded mortgage banking activity, while the increase in professional fees was related to various consulting activities. During the fourth quarter of 2015, we recorded income tax expense of $732,000, compared to $858,000 during the same period of 2014. Our effective tax rate decreased from 29.0% in the fourth quarter of 2014 to 22.1% in the fourth quarter of 2015, benefiting from the recognition of certain previously unrecognized tax benefits in the fourth quarter of 2015.

Full-Year Financial Highlights

Net interest income was $25.9 million for 2015, an increase of $1.3 million, or 5.1%, from 2014. The growth in net interest income was primarily the result of a 4.4% increase in average interest-earning assets, from $752.8 million in 2014 to $785.6 million in 2015. Net interest margin, on a tax equivalent basis, increased from 3.47% in 2014 to 3.51% in 2015. During 2015, we recorded a negative provision for loan losses of $700,000 compared to a provision for loan losses of $600,000 in 2014, primarily as a result of the recovery of $1.7 million in the first quarter of 2015 on a previously charged-off construction loan.

Total non-interest income was $17.0 million in 2015, an increase of $1.9 million, or 12.9%, compared to 2014. The growth in non-interest income was primarily the result of an increase of $2.1 million in gains on sales of loans. Partially offsetting the increased gains on sales of loans was a $119,000 loss on sales of investment securities during 2015, due primarily to the sale of a portion of our agency mortgage-backed investment securities portfolio to reduce exposure to rising interest rates. During 2014, we recognized $99,000 in gains on sales of investment securities.

Non-interest expense increased $1.1 million, or 4.1%, to $29.2 million in 2015 compared to $28.1 million in 2014. The increase in non-interest expense was primarily the result of increases of $883,000 in compensation and benefits and $460,000 in other non-interest expense. The higher compensation and benefits expense in 2015 primarily reflected the expanded mortgage banking activity, while the increase in other non-interest expense reflected a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment and expenses associated with the additional mortgage banking activity. During 2015, we recorded income tax expense of $3.9 million, compared to $3.0 million during 2014. Our effective tax rate decreased slightly from 27.3% in 2014 to 27.1% in 2015.

Balance Sheet Highlights

Total assets increased $14.9 million, or 1.7%, to $878.4 million at December 31, 2015, from $863.5 million at December 31, 2014. Net loans increased $3.7 million, or 0.9%, to $419.9 million at year-end 2015, compared to $416.2 million at year-end 2014. Investment securities increased $5.0 million, or 1.4%, to $357.9 million at December 31, 2015, from $352.9 million a year earlier. Deposits increased $10.2 million, or 1.4%, to $714.7 million at December 31, 2015, from $704.5 million at December 31, 2014. Stockholders’ equity increased to $80.6 million (book value of $22.82 per share) at year-end 2015, from $71.6 million (book value of $20.47 per share) at year-end 2014. The ratio of equity to total assets increased to 9.17% at December 31, 2015, from 8.30% at December 31, 2014, and our ratio of tangible equity to tangible assets increased to 6.86% from 5.91% as of the same dates.

At December 31, 2015, the allowance for loan losses was $5.9 million, or 1.39% of gross loans outstanding, compared to $5.3 million, or 1.26% of gross loans outstanding, at December 31, 2014. Non-performing loans decreased to $2.2 million, or 0.51% of gross loans, at year-end 2015, from $6.0 million, or 1.44% of gross loans, a year earlier. We recorded net loan recoveries of $1.3 million during 2015 compared to net loan charge-offs of $820,000 during 2014. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of December 31, 2015, the Company has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents	$13,569	$12,760
Investment securities	357,935	352,938
Loans, net	419,923	416,190
Loans held for sale	14,465	10,671
Premises and equipment, net	20,958	20,954
Bank owned life insurance	18,164	17,650
Goodwill	17,532	17,532
Other intangible assets, net	4,304	4,370
Other assets	11,526	10,405
TOTAL ASSETS	$878,376	$863,470

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$714,727	$704,555
Federal Home Loan Bank and other borrowings	70,658	76,547
Other liabilities	12,421	10,723
Total liabilities	797,806	791,825
Stockholders' equity	80,570	71,645
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$878,376	$863,470

LOANS (unaudited):

One-to-four family residential real estate	$131,930	$127,555
Construction and land	15,043	21,950
Commercial real estate	118,983	118,411
Commercial	61,300	59,971
Agriculture	71,030	64,316
Municipal	7,636	8,982
Consumer	19,894	20,044
Net deferred loan costs and loans in process	29	281
Allowance for loan losses	(5,922)	(5,320)
Loans, net	$419,923	$416,190

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,168	$6,046
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,000	255
Total non-performing assets	$3,168	$6,301

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.33%	0.26%
Total non-performing loans to gross loans outstanding	0.51%	1.44%
Total non-performing assets to total assets	0.36%	0.73%
Allowance for loan losses to gross loans outstanding	1.39%	1.26%
Allowance for loan losses to total non-performing loans	273.15%	87.99%
Equity to total assets	9.17%	8.30%
Tangible equity to tangible assets (1)	6.86%	5.91%
Book value per share (2)	$22.82	$21.49

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.
(2) Per share value at December 31, 2014 has been adjusted to give effect to the 5% stock dividend paid during December 2015.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Interest income:
Loans	$5,389	$5,305	$21,345	$21,129
Investment securities and other	1,952	1,807	7,652	6,721
Total interest income	7,341	7,112	28,997	27,850

Interest expense:
Deposits	256	290	1,071	1,235
Borrowed funds	514	497	2,010	1,951
Total interest expense	770	787	3,081	3,186

Net interest income	6,571	6,325	25,916	24,664
Provision for loan losses	-	-	(700)	600
Net interest income after provision for loan losses	6,571	6,325	26,616	24,064

Non-interest income:
Fees and service charges	1,914	1,903	7,331	7,424
Gains on sales of loans, net	1,786	1,392	7,993	5,880
Bank owned life insurance	138	140	514	523
Gains (losses) on sales of investment securities, net	-	60	(119)	99
Other	251	300	1,291	1,145
Total non-interest income	4,089	3,795	17,010	15,071

Non-interest expense:
Compensation and benefits	3,779	3,762	15,230	14,347
Occupancy and equipment	1,049	1,070	4,252	4,397
Professional fees	322	253	1,048	1,096
Amortization of intangibles	334	322	1,355	1,296
Data processing	350	347	1,391	1,416
Advertising	185	188	618	534
Federal deposit insurance premiums	112	127	433	518
Foreclosure and real estate owned expense	10	31	65	102
Other	1,203	1,063	4,814	4,354
Total non-interest expense	7,344	7,163	29,206	28,060

Earnings before income taxes	3,316	2,957	14,420	11,075
Income tax expense	732	858	3,914	3,026
Net earnings	$2,584	$2,099	$10,506	$8,049

Net earnings per share (1)
Basic	$0.74	$0.60	$3.00	$2.30
Diluted	0.71	0.59	2.91	2.27

Shares outstanding at end of period (1)	3,531,036	3,499,905	3,531,036	3,499,905

Weighted average common shares outstanding - basic (1)	3,514,661	3,499,905	3,507,328	3,493,240
Weighted average common shares outstanding - diluted (1)	3,628,445	3,582,880	3,612,044	3,552,430

OTHER DATA (unaudited):

Return on average assets (2)	1.18%	0.98%	1.21%	0.96%
Return on average equity (2)	12.89%	11.72%	13.81%	11.89%
Return on average tangible equity (2) (3)	17.80%	16.97%	19.40%	17.61%
Net interest margin (2) (4)	3.54%	3.46%	3.51%	3.47%

(1) Share and per share values at or for the periods ended December 31, 2014 have been adjusted to give effect to the 5% stock dividend paid during December 2015.
(2) Information for the three months ended December 31 is annualized.
(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.
(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.